Exhibit 99.1

Priceline.com Reports Financial Results For 1st Quarter 2008

Gross travel bookings increase 76% year over year;

 International gross travel bookings grow 100%,

Domestic gross travel bookings grow 51%

     NORWALK, Conn., May 8, 2008 . . . Priceline.com Incorporated® (Nasdaq: PCLN) today reported its financial results for the 1st quarter 2008.  Gross travel bookings for the 1st quarter, which refers to the total dollar value, inclusive of all taxes and fees, of all travel services purchased by consumers, rose 76% year-over-year to $1.76 billion.

Priceline.com had GAAP revenues in the 1st quarter of $403.2 million, a 33.8% increase over a year ago.  The Company’s international operations contributed revenues in the 1st quarter of $104.2 million, a 117.5% increase versus a year ago.  Priceline.com’s GAAP gross profit for the 1st quarter was $181.1 million, a 51.3% increase from the prior year.  Priceline.com had GAAP net income for the 1st quarter of $18.2 million or $0.37 per diluted share.  In the 1st quarter 2007, priceline.com had a GAAP net loss of $16.3 million, or $0.44 per diluted share, primarily due to one-time litigation settlement expenses.

Priceline.com reported pro forma revenues in the 1st quarter of $403.2 million, a 41.2% increase over a year ago.  Pro forma gross profit for the 1st quarter was $181.4 million, an increase of 74.7% over the same period in the prior year.  Pro forma EBITDA for the 1st quarter of 2008 amounted to $47.7 million, an increase of 149.4% over a year ago.  Pro forma net income in the 1st quarter was $37.3 million, or $0.76 per diluted share, an increase of 76.7% over a year ago.  First Call analyst consensus for the 1st quarter 2008 was $0.60 per diluted share. The section below entitled “Non-GAAP Financial Measures” provides a definition and information about the use of pro forma financial measures in this press release and the attached financial and statistical supplement reconciles pro forma financial information with priceline.com’s financial results under GAAP.

“Priceline.com showed strong international and domestic growth in the 1st quarter,” said Jeffery H. Boyd, priceline.com’s President and Chief Executive Officer.  “Our international business, comprised of Booking.com and Agoda.com, achieved $1 billion in gross travel bookings for the quarter, an increase of 100% over the prior year (75.0% excluding the impact of foreign currency exchange rates).  Booking.com continues to add to its list of international hotels, with over 45,000 partners worldwide now, and is increasing its geographic reach in Europe and globally.  Agoda.com, the Asian online hotel reservation service acquired by priceline.com in 2007, while still small relative to our international gross travel bookings, made a positive contribution with solid bookings growth in the first quarter.”

Mr. Boyd continued, “Domestically, priceline.com had its highest growth quarter in over three years, with gross travel bookings growth of 51%.  Our U.S. business was propelled principally by 83% growth in airline ticket unit sales, due primarily to accelerating year-over-year growth in retail ticket sales, and year-over-year growth in domestic merchant gross bookings, which accelerated to 26% in the first quarter, compared to 11% in the fourth quarter of 2007.  With economic pressures mounting as we entered 2008, we believe that our money-saving Name Your Own Price® services and our value brand positioning made priceline.com attractive to budget-conscious travelers.”

Looking forward, Mr. Boyd said: “Priceline’s goal is to build the leading worldwide online hotel reservation service by growing our major brands and tapping our global hotel supply and customer flows to expand our presence in international travel.  Despite an uncertain economic environment, priceline’s businesses have continued to perform well worldwide.  While we are concerned about the health of the economy and the impact of high oil prices on the financial health of the airline industry, we believe that consumers value our low price services and broad selection in times of economic uncertainty and suppliers value our opaque channel and broad international hotel distribution when business slows.”

Forward Guidance

For full year 2008, priceline said that it expects to generate approximately $7.5 billion to $7.9 billion in gross travel bookings.  Priceline expects pro forma EBITDA of $340 million to $365 million and to earn approximately $5.25 to $5.65 of pro forma net income per diluted share for full year 2008.

Priceline.com said it was targeting the following for 2nd quarter 2008:

•                  Year-over-year increase in gross travel bookings of approximately 65 - 75%.

•                  Year-over-year increase in international gross travel bookings of approximately 80 - 90%.

•                  Year-over-year increase in revenue of approximately 35 - 40%.

•                  Year-over-year increase in pro forma gross profit of approximately 55 - 60%.

•                  Pro forma EBITDA of approximately $80 million to $90 million.

•                  Pro forma net income of between $1.25 and $1.40 per diluted share.

Pro forma guidance for the 2nd quarter 2008:

•                  excludes non-cash amortization expense of acquisition-related intangibles,

•                  excludes non-cash stock-based compensation expense,

•                  excludes option payroll tax expense,

•                  excludes non-cash income tax expense and reflects the impact on income taxes of the pro forma adjustments,

•                  includes the additional impact on minority interest expense of the pro forma adjustments described above,

•                  includes the anti-dilutive impact of the “Conversion Spread Hedges” (see “Non-GAAP Financial Measures” below) on outstanding diluted common shares outstanding, and

•                  includes the dilutive impact of additional shares of unvested restricted stock, restricted stock units and performance share units because pro forma net income has been adjusted to exclude stock-based compensation.

In addition, pro forma EBITDA excludes depreciation and amortization expense and includes the impact of foreign currency transactions and other expenses.

When aggregated, the foregoing adjustments are expected to increase pro forma EBITDA over GAAP operating income by approximately $22 million and $90 million for 2nd quarter 2008 and full year 2008, respectively.

In addition, the foregoing adjustments are expected to increase pro forma net income over GAAP net income by approximately $23 million for the 2nd quarter 2008 and by approximately $90 million for full year 2008.  On a per share basis, the Company estimates GAAP net income of approximately $0.80 to $0.95 per diluted share for the 2nd quarter 2008 and approximately $3.50 to $3.90 per diluted share for full year 2008.

Information About Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “goal,” “believe(s),” “intend,” “expect(s),” “will,” “may,” “should,” “could,” “plan(s),” “anticipate(s),” “estimate(s),” “predict(s),” “potential,” “target(s),” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements:

•      adverse changes in general market conditions for leisure and other travel services as a result of, among other things, decreased consumer spending, general economic downturn, terrorist attacks, natural disasters or adverse weather, the bankruptcy or insolvency of a major airline, or the outbreak of an epidemic or pandemic disease;

•      adverse changes in the Company’s relationships with airlines and other product and  service providers and vendors which could include, without limitation, the withdrawal of suppliers from the priceline.com system (either priceline.com’s “retail” or “opaque” services, or both) and/or the loss or reduction of global distribution fees;

•      the effects of increased competition;

•      a change by a major search engine to its search engine algorithms that negatively affects the search engine ranking of the company or its 3rd party distribution partners;

•      fluctuations in foreign exchange rates;

•      our ability to expand successfully in international markets;

•      the ability to attract and retain qualified personnel;

•      difficulties integrating recent or future acquisitions, such as the 4th quarter 2007 acquisition of Agoda, including ensuring the effectiveness of the design and operation of internal controls and disclosure controls of acquired businesses;

•      the occurrence of an external or internal security breach of our systems or other Internet based systems involving personal customer information, credit card information or other sensitive data;

•      systems-related failures and/or security breaches, including without limitation, any security breach that results in the theft, transfer or unauthorized disclosure of customer information, or the failure to comply with various state laws applicable to the company’s obligations in the event of such a breach; and

•      legal and regulatory risks;

For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Pro forma EBITDA represents GAAP operating income excluding depreciation and amortization expense, plus foreign currency transactions and other expense and the applicable pro forma adjustments described below.

Pro forma revenue, pro forma gross profit, pro forma EBITDA, pro forma net income and pro forma net income per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies.  Priceline.com believes that pro forma revenue, pro forma gross profit, pro forma EBITDA, pro forma net income and pro forma net income per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate priceline.com’s future on-going performance because they enable a more meaningful comparison of priceline.com’s projected cash earnings and performance with its historical results from prior periods. These pro forma metrics, in particular pro forma EBITDA and pro forma net income, are not intended to represent funds available for priceline.com’s discretionary use and are not intended to represent or to be used as a substitute for operating income, net income or cash flows from operations data as measured under GAAP.  The items excluded from these pro forma metrics, but included in the calculation of their closest GAAP equivalent, are significant components of consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance. Pro forma financial information is adjusted for the following items:

•                  Cash expenses incurred in 1st quarter 2007 associated with the settlement of the 2000 securities litigation is excluded because of the non-recurring nature of the settlement.

•                  Cash benefit recorded in 1st quarter 2007 associated with the refund by the Internal Revenue Service of excise taxes paid on merchant airline tickets is excluded because of its non-recurring nature.

•                  Amortization expense of acquisition-related intangibles is excluded because it does not impact cash earnings.

•                  Stock-based compensation expense and the non-cash expense associated with the payment of preferred stock dividends are excluded because they do not impact cash earnings and are reflected in earnings per share through increased share count.

•                  Option payroll tax expense is excluded because the expense is driven primarily by stock option exercise activity and the market price of priceline.com’s common stock and often shows volatility unrelated to operating results.

•                  Income tax expense is adjusted for the tax impact of certain of the pro forma adjustments described above and to exclude tax expense or benefit recorded where no actual tax payments are owed because of available net operating loss carry forwards.

•                  Minority interest is adjusted for the impact of certain of the pro forma adjustments described above.

•                  Finally, for calculating pro forma net income per share:

•                  net income is adjusted for the impact of the pro forma adjustments described above

•                  fully diluted share count is adjusted to include the anti-dilutive impact of “Conversion Spread Hedges” related to priceline.com’s convertible securities that increase the effective conversion price of the 0.50% convertible notes due 2011 and 0.75% convertible notes due 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.  Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge when shares are delivered.

•                  All common stock warrants and unvested shares of restricted common stock, restricted stock units and performance share units are included in the calculation of pro forma net income per share because pro forma net income has been adjusted to exclude our preferred stock dividend and stock-based compensation expense.

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States.  The attached financial and statistical supplement reconciles pro forma financial information with priceline.com’s financial results under GAAP.

About Priceline.com® Incorporated

Priceline.com Incorporated (Nasdaq: PCLN) www.priceline.com provides online travel services in 21 languages in over 60 countries in Europe, North America, Asia, the Middle East and Africa.  Priceline.com operates Booking.com, a leading international online hotel reservation service, priceline.com, a leading U.S. online travel service for value-conscious leisure travelers, and Agoda.com, an Asian online hotel reservation service.

Priceline.com believes that Booking.com is Europe’s largest and fastest growing hotel reservation service, with a network of affiliated Web sites.  Booking.com operates in over 60 countries in 17 languages and offers its customers access to over 45,000 participating hotels worldwide.

In the U.S., priceline.com gives customers more ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises than any other Internet travel service.  In addition to getting great published prices, leisure travelers can narrow their searches using priceline.com’s TripFilter advanced search technology, customize their search activity through priceline.com’s Inside Track features, create packages to save even more money, and take advantage of priceline.com’s famous Name Your Own Price® service, which can deliver the lowest prices available. Priceline.com also operates the following travel websites:  Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com.  Priceline.com also has a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee.  Priceline.com licenses its business model to independent licensees, including priceline mortgage and certain international licensees.

priceline.com Incorporated

CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands, except share and per share data)

	March 31,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$508,235	$385,359
Restricted cash	2,919	1,350
Short-term investments	41,426	122,499
Accounts receivable, net of allowance for doubtful accounts of $3,783 and $2,309, respectively	97,261	70,712
Prepaid expenses and other current assets	33,757	33,080
Total current assets	683,598	613,000

Long-term investments	7,536	2,451
Property and equipment, net	26,885	27,088
Intangible assets, net	182,841	182,748
Goodwill	295,332	287,159
Deferred taxes	212,784	218,519
Other assets	19,215	19,891

Total assets	$1,428,191	$1,350,856

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$68,934	$47,708
Accrued expenses and other current liabilities	55,946	59,589
Deferred merchant bookings	23,948	17,750
Convertible debt	570,077	569,796
Total current liabilities	718,905	694,843

Deferred taxes	46,573	46,502
Other long-term liabilities	14,172	13,368
Total liabilities	779,650	754,713
Commitments and Contingencies
Minority interest	19,556	17,036

Stockholders’ equity:
Common stock, $0.008 par value, authorized 1,000,000,000 shares, 45,187,287, and 45,117,685 shares issued, respectively	347	346
Treasury stock, 6,673,020 and 6,646,408 shares, respectively	(492,379)	(489,106)
Additional paid-in capital	2,135,791	2,124,029
Accumulated deficit	(1,088,352)	(1,106,506)
Accumulated other comprehensive income	73,578	50,344
Total stockholders’ equity	628,985	579,107

Total liabilities and stockholders’ equity	$1,428,191	$1,350,856

priceline.com Incorporated

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007

Merchant revenues, including $15,878 excise tax refund in 2007	$289,159	$246,011
Agency revenues	109,932	54,511
Other revenues	4,089	867
Total revenues	403,180	301,389

Cost of merchant revenues	222,077	181,672
Cost of agency revenues	—	—
Cost of other revenues	—	—
Total costs of revenues	222,077	181,672

Gross profit	181,103	119,717

Operating expenses:
Advertising - Offline	12,031	11,334
Advertising - Online	57,800	31,927
Sales and marketing	16,333	11,410
Personnel, including stock-based compensation of $9,939 and $3,166, respectively	36,883	21,490
General and administrative, including net cost of litigation settlement of $54,857 in 2007, and option payroll taxes of $488 and $438, respectively	11,789	63,875
Information technology	4,149	2,911
Depreciation and amortization	10,353	8,505

Total operating expenses	149,338	151,452

Operating income (loss)	31,765	(31,735)

Other income (expense):
Interest income, including $2,786 of interest on excise tax refund in 2007	4,172	8,203
Interest expense	(2,671)	(2,470)
Foreign currency transactions and other	(5,084)	(214)
Total other income (expense)	(3,583)	5,519

Earnings (loss) before income taxes, equity in income (loss) of investees and minority interests	28,182	(26,216)
Income tax benefit (expense)	(9,518)	11,593
Equity in income (loss) of investees and minority interests	(510)	(93)
Net income (loss)	18,154	(14,716)
Preferred stock dividend	—	(1,555)

Net income (loss) applicable to common stockholders	$18,154	$(16,271)

Net income (loss) applicable to common stockholders per basic common share	$0.47	$(0.44)

Weighted average number of basic common shares outstanding	38,224	37,191

Net income (loss) applicable to common stockholders per diluted common share	$0.37	$(0.44)

Weighted average number of diluted common shares outstanding	49,134	37,191

priceline.com Incorporated

RECONCILIATION OF GAAP TO PRO FORMA FINANCIAL INFORMATION

(unaudited)

(In thousands, except per share data)

RECONCILIATION OF GAAP TO PRO FORMA REVENUES

		Three Months Ended March 31,
		2008	2007

	GAAP Revenues	$403,180	$301,389

(a)	Airline excise tax refund	—	(15,878)

	Pro Forma Revenues	$403,180	$285,511

RECONCILIATION OF GAAP TO PRO FORMA GROSS PROFIT

		Three Months Ended March 31,
		2008	2007

	GAAP Gross profit	$181,103	$119,717

(a)	Airline excise tax refund	—	(15,878)
(b)	Amortization of acquired intangible assets in Cost of revenues	272	—

	Pro Forma Gross profit	$181,375	$103,839

RECONCILIATION OF GAAP OPERATING INCOME (LOSS) TO PRO FORMA EBITDA

		Three Months Ended March 31,
		2008	2007

	GAAP Operating income (loss)	$31,765	$(31,735)

(a)	Airline excise tax refund	—	(15,878)
(c)	Stock-based compensation	9,939	3,166
(d)	Securities litigation settlement, net of insurance contribution	—	54,857
(d)	Stock-based compensation payroll taxes	488	438
(l)	Amortization of acquired intangible assets in Cost of revenues	272
(l)	Depreciation and amortization	10,353	8,505
(m)	Foreign currency transactions and other	(5,084)	(214)

	Pro Forma EBITDA	$47,733	$19,139

RECONCILIATION OF GAAP TO PRO FORMA NET INCOME

		Three Months Ended March 31,
		2008	2007

	GAAP Net income (loss)	$18,154	$(16,271)

(a)	Airline excise tax refund	—	(15,878)
(b)	Amortization of acquired intangible assets in Cost of revenues	272	—
(b)	Amortization of acquired intangible assets in Depreciation and amortization	6,745	5,913
(c)	Stock-based compensation	9,939	3,166
(d)	Securities litigation settlement, net of insurance contribution	—	54,857
(d)	Stock-based compensation payroll taxes	488	438
(e)	Accrued interest income on excise tax refund	—	(2,786)
(f)	Adjustments for the tax impact of certain of the pro forma adjustments and to exclude non-cash income taxes	2,075	(13,303)
(g)	Impact on minority interests of other pro forma adjustments	(324)	(307)
(h)	Preferred stock dividend	—	1,555

	Pro Forma Net income	$37,349	$17,384

RECONCILIATION OF GAAP TO PRO FORMA NET INCOME (LOSS) PER DILUTED COMMON SHARE

		Three Months Ended March 31,
		2008	2007

	GAAP Weighted average number of diluted common shares outstanding	49,134	37,191

(i)	Adjustment for Conversion Spread Hedges	(775)	(1,447)
(j)	Adjustment for warrants and restricted stock	1,046	641
(k)	Adjustment for impact of convertible debt, stock options and restricted stock	—	3,853

	Pro Forma Weighted average number of diluted common shares outstanding	49,405	40,238

	Net income (loss) applicable to common stockholders per diluted common share
	GAAP	$0.37	$(0.44)

	Pro Forma	$0.76	$0.43

(a)                Airline excise tax refund is recorded in Merchant revenue .

(b)                Amortization of acquired intangible assets is recorded in Cost of revenues and Depreciation and amortization.

(c)                Stock-based compensation is recorded in Personnel expense.

(d)                Securities litigation settlement and stock-based compensation payroll taxes are recorded in General and administrative expense.

(e)                Accrued interest income on airline excise tax refund is recorded in Interest income.

(f)                  Adjustments for the tax impact of certain of the pro forma adjustments and to exclude non-cash income taxes are recorded in Income tax benefit (expense).

(g)               Impact on minority interests of other pro forma adjustments are recorded in Equity in income (loss) of investees and minority interests.

(h)               Preferred stock dividend is recorded in the respective expense line item.

(i)                  Reflects the impact of the Conversion Spread Hedges that increase the effective conversion price of the Convertible Senior Notes due September 30, 2011 and the Convertible Senior Notes due September 30, 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.  Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge when shares are delivered.

(j)                  All common stock warrants and shares of restricted common stock, restricted stock units and performance share units are included in the calculation of pro forma net income per share because pro forma net income has been adjusted to exclude our preferred stock dividend and stock-based compensation expense.

(k)              Common share equivalents related to convertible debt, stock options and restricted stock were excluded from the calculation of GAAP net income per share because their inclusion would be anti-dilutive since there was a GAAP net loss.

(l)                  Depreciation and amortization are excluded from Operating income (loss) to calculate EBITDA.

(m)            Foreign currency transactions and other are added to Operating income (loss) to calculate EBITDA.

priceline.com Incorporated

Statistical Data

In thousands

(Unaudited)

Gross Bookings	1Q06	2Q06	3Q06	4Q06	1Q07	2Q07	3Q07	4Q07	1Q08

Domestic	$474,007	$570,757	$504,752	$423,275	$478,812	$547,787	$602,205	$525,571	$720,968
International**	272,814	356,593	398,416	319,136	519,679	687,124	788,478	679,760	1,037,644
Total	$746,821	$927,350	$903,168	$742,410	$998,491	$1,234,911	$1,390,683	$1,205,331	$1,758,612

Agency	$480,506	$609,284	$600,406	$491,070	$710,528	$919,260	$1,042,619	$912,698	$1,370,119
Merchant**	266,315	318,066	302,762	251,340	287,963	315,651	348,064	292,633	388,493
Total	$746,821	$927,350	$903,168	$742,410	$998,491	$1,234,911	$1,390,683	$1,205,331	$1,758,612

Year/Year Growth
Domestic	8.3%	16.0%	13.1%	11.9%	1.0%	-4.0%	19.3%	24.2%	50.6%
International	279.4%	360.0%	141.7%	101.4%	90.5%	92.7%	97.9%	113.0%	99.7%
excluding F/X impact	313.8%	361.5%	131.8%	86.3%	74.5%	79.6%	83.4%	89.9%	75.0%

Agency	98.6%	128.7%	74.9%	51.6%	47.9%	50.9%	73.7%	85.9%	92.8%
Merchant	-0.6%	5.0%	13.0%	18.1%	8.1%	-0.8%	15.0%	16.4%	34.9%

Total	46.5%	62.8%	47.8%	38.3%	33.7%	33.2%	54.0%	62.4%	76.1%

Units Sold	1Q06	2Q06	3Q06	4Q06	1Q07	2Q07	3Q07	4Q07	1Q08

Airline Tickets	728	821	666	588	639	687	819	790	1,169
Year/Year Growth	-2.6%	4.1%	-2.0%	0.9%	-12.2%	-16.3%	23.0%	34.4%	83.0%

Hotel Room-Nights	4,153	4,995	5,238	4,265	5,955	7,242	7,964	6,616	9,375
Year/Year Growth	62.5%	82.5%	49.7%	43.7%	43.4%	45.0%	52.0%	55.1%	57.4%

Rental Car Days	1,621	2,000	2,044	1,789	2,003	2,278	2,338	2,002	2,612
Year/Year Growth	26.8%	30.3%	20.8%	36.1%	23.6%	13.9%	14.4%	11.9%	30.4%

	1Q06	2Q06	3Q06	4Q06	1Q07	2Q07	3Q07	4Q07	1Q08

Revenue	$241,914	$307,651	$313,467	$260,071	$301,389	$355,880	$417,287	$334,853	$403,180
Year/Year Growth	3.7%	15.4%	21.1%	27.5%	24.6%	15.7%	33.1%	28.8%	33.8%

Gross Profit	$72,231	$105,804	$123,547	$99,517	$119,717	$157,211	$202,331	$160,152	$181,103
Year/Year Growth	25.2%	62.2%	54.4%	53.3%	65.7%	48.6%	63.8%	60.9%	51.3%

Gross Bookings represent the total dollar value of travel booked, inclusive of taxes and fees.

** Includes $24.6 million of Agoda gross bookings in 1Q08 and $13.4 million in 4Q07 since acquisition on November 6, 2007.

priceline.com Incorporated

Estimated Impact of Share Price Movements on Weighted Average GAAP and Pro Forma Diluted Shares Outstanding

In millions

(Unaudited)

The following table is intended to demonstrate the estimated potential impact of share price movements on the number of equivalent shares included in the fully diluted share count used to calculate diluted earnings per share.  Actual results are likely to differ due to the impact of option exercises, equity repurchases, issuances and forfeitures of restricted stock, restricted stock units and performance share units and any conversions of our convertible bonds.  The table below is for illustrative purposes only; the Company is unable to predict its future stock price and the Company’s stock could trade below or above the per share prices in the table below.

		Estimated Weighted Average Number of Diluted Shares Outstanding
		GAAP		Adjustments(1)		Pro Forma
		2Q08	2008	2Q08	2008	2Q08	2008
Closing Share Price Assumption(2)	$75.00	48.5	48.0	0.3	0.2	48.8	48.1
	$80.00	48.7	48.2	0.3	0.2	49.0	48.4
	$85.00	48.8	48.4	0.4	0.2	49.2	48.6
	$90.00	49.0	48.6	0.4	0.3	49.4	48.8
	$95.00	49.1	48.8	0.4	0.3	49.5	49.0
	$100.00	49.2	48.9	0.4	0.3	49.7	49.2
	$105.00	49.4	49.1	0.4	0.3	49.8	49.4
	$110.00	49.5	49.2	0.5	0.4	49.9	49.6
	$115.00	49.6	49.4	0.5	0.4	50.1	49.7
	$120.00	49.7	49.5	0.5	0.4	50.2	49.9
	$125.00	49.8	49.6	0.5	0.4	50.3	50.0
	$130.00	49.9	49.7	0.5	0.4	50.4	50.2
	$135.00	50.0	49.8	0.5	0.5	50.5	50.3
	$140.00	50.1	50.0	0.5	0.5	50.6	50.4
	$145.00	50.2	50.1	0.6	0.5	50.7	50.5
	$150.00	50.2	50.1	0.6	0.5	50.8	50.6
	$155.00	50.3	50.2	0.6	0.5	50.9	50.7
	$160.00	50.4	50.3	0.6	0.5	51.0	50.8
	$165.00	50.5	50.4	0.6	0.5	51.1	50.9
	$170.00	50.5	50.5	0.6	0.6	51.2	51.0
	$175.00	50.6	50.5	0.6	0.6	51.2	51.1

(1) Reflects the anti-dilutive impact of the “Conversion Spread Hedges” and the dilutive impact of shares of unvested restricted stock, restricted stock units and performance share units because pro forma net income has been adjusted to exclude stock-based compensation.

(2) Estimated weighted average number of diluted shares outstanding is estimated as follows:

2Q08: Uses actual daily share prices from April 1, 2008 through May 7, 2008, and the closing share price assumption from May 8, 2008 through June  30, 2008.

2008:  Uses actual daily share prices from Jan. 1, 2008 through May 7, 2008, and the closing share price assumption from May 8, 2008 through Dec. 31, 2008.

Exhibit 99.2

Kees Koolen Named Chief Executive Officer

Of Priceline.com’s Booking.com International Business Unit

     NORWALK, Conn., May 8, 2008 . . . Priceline.com (Nasdaq: PCLN) today announced the promotion of Kees Koolen, 42, to Chief Executive Officer of Booking.com B.V., which is priceline.com’s principal international business unit.  Mr. Koolen will report to priceline.com’s President and Chief Executive Officer, Jeffery H. Boyd.  The promotion will be effective September 1, 2008.

Mr. Koolen is Booking.com’s Chief Operating Officer.  He will succeed Stef Norden, 39, who is retiring to pursue other personal interests, but will continue as a member of the Board of Directors of priceline.com International Limited.  Mr. Norden has served as Booking.com’s Chief Executive Officer for five years.  Booking.com was acquired by priceline.com in July 2005.

“Through Stef Norden’s leadership, Booking.com has become Europe’s fastest growing internet hotel service, operating in over 60 countries and 17 languages with an expanding base of more than 45,000 hotel partners,” said Mr. Boyd.  “In the 1st quarter 2008, which we reported today, our international operations, led by Booking.com, achieved $1 billion in gross bookings, which represents an increase of 99.7% over a year ago.  Stef has worked tirelessly to expand our business across Europe and now into Asia, and he has been instrumental in the business integration that has made Booking.com a worldwide leader in online hotel reservations.”

Mr. Koolen has been part of the Booking.com management team for seven years and has acted as Chief Operating Officer for five years. Before joining Booking.com, he was an active investor in a number of internet start-ups and served as an independent management consultant.

“Kees Koolen is a Booking.com management veteran who has extensive experience in the business, a deep knowledge of the competitive environment and a thorough understanding of priceline.com’s global strategic objectives,” said Mr. Boyd.  “He also is well-known to our hotel supplier partners.  Kees’ broad experience and leadership skills will be valuable assets to Booking.com and priceline.com as we continue building a global brand.  I look forward to working with him in his new role and leveraging his considerable expertise.”

About Priceline.com® Incorporated

Priceline.com Incorporated (Nasdaq: PCLN) www.priceline.com provides online travel services in 21 languages in over 60 countries in Europe, North America, Asia, the Middle East and Africa.  Priceline.com operates Booking.com, a leading international online hotel reservation service, priceline.com, a leading U.S. online travel service for value-conscious leisure travelers, and Agoda.com, an Asian online hotel reservation service.

Priceline.com believes that Booking.com is Europe’s largest and fastest growing hotel reservation service, with a network of affiliated Web sites.  Booking.com operates in over 60 countries in 17 languages and offers its customers access to over 45,000 participating hotels worldwide.

In the U.S., priceline.com gives customers more ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises than any other internet travel service.  In addition to getting great published prices, leisure travelers can narrow their searches using priceline.com’s TripFilter advanced search technology, customize their search activity through priceline.com’s Inside Track features, create packages to save even more money, and take advantage of

priceline.com’s famous Name Your Own Price® service, which can deliver the lowest prices available. Priceline.com also operates the following travel websites:  Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com.  Priceline.com also has a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee.  Priceline.com licenses its business model to independent licensees, including priceline mortgage and certain international licensees.